UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. _)

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

OLYMPIC STEEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122 (216) 292-3800

To Our Shareholders:

You are invited to attend the 2025 Annual Meeting of Shareholders, which will be held in virtual meeting format only, via webcast at meetnow.global/MPWVZU9 on May 2, 2025 at 11:00 a.m. EST. We are pleased to enclose the notice of the 2025 Annual Meeting of Shareholders, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

You are asked to: (1) approve the election of nominees for Director nominated by the Board of Directors; (2) ratify the selection of Olympic Steel, Inc.’s independent auditors for the year ending December 31, 2025; and (3) approve, on an advisory basis, our named executive officer compensation. Your Board of Directors unanimously recommends that you vote “FOR” all of the Director nominees nominated by the Board of Directors, “FOR” the ratification of the independent auditors selected for the year ending December 31, 2025, and “FOR” the approval of our named executive officer compensation. Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

Sincerely,

/s/ Michael D. Siegal

Michael D. Siegal

Executive Chairman

March 28, 2025

Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122 (216) 292-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2025

Notice is hereby given that the 2025 Annual Meeting of Shareholders of Olympic Steel, Inc., an Ohio corporation, which is referred to as the Company, will be held on May 2, 2025 at 11:00 a.m. EST in a virtual meeting format only, via webcast, at meetnow.global/MPWVZU9 for the following purposes:

1. To elect the following nominees as Directors to the class whose two-year term will expire in 2027: Michael D. Siegal, Arthur F. Anton, Richard T. Marabito, Peter J. Scott and Vanessa L. Whiting;

2. To ratify the selection of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2025;

3. To approve, on an advisory basis, our named executive officer compensation; and

4. To transact any other business properly brought before the 2025 Annual Meeting or any adjournment or postponement of the 2025 Annual Meeting.

Only shareholders of record of the Company’s common stock on the books of the Company at the close of business on March 10, 2025, will be entitled to vote at the 2025 Annual Meeting or any adjournment or postponement of the 2025 Annual Meeting. Shareholders as of the close of business on the record date are entitled to join the live virtual meeting and will be able to listen (or read via closed captioning), vote, and submit questions from any remote location with Internet connectivity. Please refer to the accompanying proxy statement for instructions on how to register for the virtual meeting.

Your vote is important. While all shareholders are invited to attend the 2025 Annual Meeting virtually, to ensure your representation at the meeting, please mark, date, and sign the enclosed proxy, and return it promptly in the enclosed envelope. Any shareholder attending the 2025 Annual Meeting virtually may vote in person even if the shareholder returned a proxy.

By Order of the Board of Directors

/s/ Christopher M. Kelly

Christopher M. Kelly

Secretary

Cleveland, Ohio

March 28, 2025

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and can be returned in the enclosed envelope, which requires no postage if mailed in the United States.

Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122 (216) 292-3800

2025 ANNUAL MEETING

May 2, 2025

THE PROXY AND SOLICITATION

This Proxy Statement is being mailed on or about March 28, 2025 to the shareholders of Olympic Steel, Inc., which is referred to as the “Company,” “we,” “our” or “us,” in connection with the solicitation by the Company’s Board of Directors, which is referred to as the Board, of the enclosed form of proxy for the 2025 Annual Meeting of Shareholders, which is referred to as the Annual Meeting, to be held on May 2, 2025 at 11:00 a.m. EST in a virtual meeting format only, via webcast, at meetnow.global/MPWVZU9. Pursuant to Title XVII, Chapter 1701 of the Ohio Revised Code, any shareholder signing and returning the enclosed proxy has the power to revoke it by giving notice of such revocation to the Company in writing or at the Annual Meeting before any vote with respect to the matters set forth therein is taken. The representation in person or by proxy of at least a majority of the outstanding shares of the common stock of the Company, which we refer to as the Common Stock, entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum has been achieved.

The Company will bear the expense of preparing, printing and mailing this Proxy Statement. Although the Company has not retained a proxy solicitor to aid in the solicitation of proxies, it may do so in the future if the need arises and does not believe that the cost of any such proxy solicitor will be material. In addition to solicitation of proxies by mail, certain Directors, officers and other employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail or by personal contacts. The Company will request brokers, banks and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their out-of-pocket expenses.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of: (1) electing the following nominees as Directors to the class whose two-year term will expire in 2027: Michael D. Siegal, Arthur F. Anton, Richard T. Marabito, Peter J. Scott and Vanessa L. Whiting; (2) ratifying the selection of Grant Thornton LLP, which is referred to as Grant Thornton, as the Company’s independent auditors for the year ending December 31, 2025; (3) approving, on an advisory basis, our named executive officer compensation; and (4) transacting such other business as may properly come before the Annual Meeting and any adjournments thereof.

The persons named in the enclosed proxy have been selected by the Board and will vote Common Stock represented by valid proxies. Unless otherwise indicated in the enclosed proxy, they intend to vote “FOR” the election of the Director nominees named herein, “FOR” the ratification of the selection of Grant Thornton as the Company’s independent auditors for the year ending December 31, 2025, and “FOR” the approval, on an advisory basis, of our named executive officer compensation.

ATTENDING THE ANNUAL MEETING

To register for the virtual Annual Meeting, please follow these instructions:

Registered Shareholders: If your shares are registered in your name with the Company’s transfer agent, Computershare, and you wish to attend the online-only virtual Annual Meeting, go to meetnow.global/MPWVZU9.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record): If your shares are held in the name of your broker or bank, you must register in advance to attend the online-only virtual Annual Meeting. To register in advance to attend the virtual Annual Meeting, you must submit a legal proxy obtained from your broker, trustee or nominee, as applicable, that reflects proof of your proxy power. The legal proxy will show your Olympic Steel, Inc. holdings with your name. Please forward a copy of the legal proxy along with your email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email from your broker, or attaching an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. EST on April 28, 2025. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Any shareholder wishing to attend the virtual Annual Meeting should register for the meeting no later than 9:30 a.m. EST on May 2, 2025. An email with a link and instructions for entering the virtual meeting will be sent prior to the meeting to any shareholder who pre-registers for the meeting.

The Annual Meeting will begin promptly at 11:00 a.m. EST. We encourage you to access the Annual Meeting prior to the start time. Online access will begin at 10:30 a.m. EST.

The virtual Annual Meeting platform is fully supported across browsers (Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

In order to maintain the interactive nature of the virtual Annual Meeting, attendees will be able to vote using the online meeting website.

If a shareholder wishes to submit a question to be addressed at the Annual Meeting, the shareholder may do so in advance of the meeting by following the instructions received in the registration confirmation email to log into the virtual meeting platform, typing a question into the “Ask a Question” box and clicking “Submit.” Questions will be accepted until 5:00 p.m. on May 1, 2025. Questions submitted in accordance with the foregoing instructions and pertinent to the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available online during the Annual Meeting.

VOTING SECURITIES

The Board has established the close of business on March 10, 2025, as the record date for determining shareholders entitled to notice of the Annual Meeting and to vote. On that date, 11,162,704 shares of Common Stock were outstanding and entitled to one vote per share on all matters properly brought before the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board is divided into two classes, whose members serve for a staggered, two-year term. The term of one class, which currently consists of four Directors, expires at the 2026 Annual Meeting; the term of the other class, which currently consists of the five Director nominees, expires at the 2027 Annual Meeting.

The Board has nominated Michael D. Siegal, Arthur F. Anton, Richard T. Marabito, Peter J. Scott and Vanessa L. Whiting, to be elected as Directors for a two-year term. The two-year term will end upon the election of Directors at the 2027 Annual Meeting of Shareholders. Mr. Michael G. Rippey, whose term expires at the Annual Meeting, has not been nominated for re-election. Mr. Scott was recommended to the Nominating and Governance Committee for election to the Board by the Executive Chairman and Chief Executive Officer.

At the Annual Meeting, the shares of Common Stock represented by valid proxies, unless otherwise specified, will be voted to elect the Director nominees. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the proxies will be voted for the election of such other person as may be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

Directors will be elected by a majority of the votes cast at the Annual Meeting, subject to our majority voting policy described below under “Corporate Governance.” Abstentions and broker non-votes do not count as votes cast. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of Directors. Certain information regarding each of the Company’s current Directors and Director nominees, including his or her principal occupation and directorships during the past five years, is set forth below.

DIRECTOR NOMINEES

Michael D. Siegal, age 72, joined the Board in 1984. He has served as the Executive Chairman of the Board since January 2019 after serving as Chief Executive Officer of the Company from 1984 until December 2018 and in the role of Chairman of the Board since 1994. Since 2018, Mr. Siegal serves on the board of directors of Twin City Fan. He also serves on the board of directors of the Development Corporation for Israel and is the immediate past Chair of the Board of Trustees of the Jewish Agency for Israel. Mr. Siegal currently serves as the volunteer President of Maccabi World Union, a global Jewish sports organization. Mr. Siegal has previously served on the board of directors of the Metals Service Center Institute (“MSCI”), a North American metals industry trade association, Cleveland-Cliffs, Inc., University Hospitals of Cleveland and the Rock & Roll Hall of Fame. He also previously served as the Board Chair of the Jewish Federation of North America and the Jewish Federation of Cleveland. With over 40 years of executive experience at the Company, Mr. Siegal possesses proven managerial skills and firsthand knowledge of nearly every aspect of the Company’s business operations. Mr. Siegal is a substantial long-term shareholder and a member of the founding family of the Company.

Arthur F. Anton, age 67, joined the Board in 2009. From 2017 until his retirement on December 31, 2019, Mr. Anton served as Chairman of the Board and Chief Executive Officer of the Swagelok Company, a fluid systems technologies company. Since 1998, Mr. Anton served in the following positions at the Swagelok Company: President and Chief Executive Officer, from 2004 to 2017; President and Chief Operating Officer, from 2001 to 2004; Executive Vice President, from 2000 to 2001; and Chief Financial Officer, from 1998 to 2000. He is a former Partner of Ernst & Young LLP, a professional services organization. Mr. Anton serves as the Chairman of the board of SunCoke Energy, Inc. and serves on the board of directors of Diebold Nixdorf, Incorporated. He previously served on the board of directors of The Sherwin-Williams Company. As the previous head of a large private corporation, Mr. Anton provides valuable insight into the successful operation of a business, which serves him well as the Lead Director of the Board, and as a member of the Audit and Compliance Committee and the Compensation Committee. As a former partner at Ernst & Young LLP, and a member of the audit committee of The Sherwin-Williams Company, Mr. Anton possesses a detailed understanding of accounting principles and practices.

Richard T. Marabito, age 61, joined the Board in 2019. He has served as the Company’s Chief Executive Officer since January 2019. From March 2000 through December 2018, he served as the Company’s Chief Financial Officer. He joined the Company in 1994 as Corporate Controller and served in this capacity until March 2000. He also served as Treasurer from 1994 through 2002 and again from 2010 through 2012. Prior to joining the Company, Mr. Marabito served as Corporate Controller for a publicly traded wholesale distribution company and was employed by a national accounting firm in its audit department. Mr. Marabito is the past Chair and director of the MSCI. He currently serves on the Board of the American Iron and Steel Institute and on the Board of Trustees for the University of Mount Union. Since August 2021, he has served on the Board and currently serves as the Chair of the Audit Committee of CBIZ, Inc., one of the nation’s top providers of accounting, tax and advisory services. He served as a board member of the Make-A-Wish Foundation of Ohio, Kentucky and Indiana and was past Chair of its Northeast Ohio regional board. With years of experience at the Company, Mr. Marabito brings to the Board a wealth of knowledge concerning the Company’s business operations and the competitive landscape of the metals industry.

Peter J. Scott, age 59, has been nominated for election to the Board. Mr. Scott founded Headwall Partners, an independent investment banking firm focused on the steel, metals and mining industries in 2016 and currently serves as the managing partner. Mr. Scott previously served as Managing Director and Americas Head of Industrials, Global Head of Steel & Metals, and Americas Head of Mining from 2003 to 2016 of Jeffries Group LLC, a multinational investment bank and financial services company. From 1997 to 2003, he served as Executive Director and Americas Head of Metals at Morgan Stanley. Mr. Scott earned a Master of Business Administration with a concentration in Finance from the University of Chicago Booth School of Business and a Bachelor of Arts in English Literature and a Bachelor of Science in Industrial Engineering from Lehigh University. Mr. Scott brings vast experience and expertise from the metals and financial services industries and valuable merger and acquisition experience to the Board.

Vanessa L. Whiting, age 65, joined the Board in 2019. Ms. Whiting has served as President of A.E.S. Management Corporation, an owner and operator of restaurants, since 2014, previously holding Principal and Partner roles with various law firms. Ms. Whiting earned a bachelor's degree in public policy sciences from Duke University, a master's in urban affairs policy analysis from Southern Illinois University; and Juris Doctor from University of Illinois College of Law. She serves on the boards of the Cuyahoga Community College Foundation in Cleveland, Ohio, the Greater Cleveland Partnership, the United Way of Cleveland, Cleveland State University, A.E.S. Management Corporation, Ohio Franchise Management Corp. and the Crew Foundation. She is the Principal of 40 Acres Holding, LLC and Bajon Sunrise, LLC. Ms. Whiting chairs the Karamu House Capital and Sustaining Campaign, is a Life Member of the NAACP, and a member of Alpha Kappa Alpha Sorority, Inc. Ms. Whiting brings broad business and legal experience to the Board.

DIRECTORS WITH TERMS THAT EXPIRE IN 2026

David A. Wolfort, age 72, joined the Board in 1987. He became the first Chief Operating Officer of the Company in 1995, continuing in that role until 2016, and assumed the role of President in 2001, a role which he held through 2019. Since 2020, he has served as senior commercial advisor to the Company. Mr. Wolfort serves as a member of the United States Industry Trade Advisory Committee on Steel, reporting to the Department of Commerce. He previously served as Chairman of both the MSCI Government Affairs Committee and its Political Action Committee. Mr. Wolfort currently serves on the Audit, Development and Finance Committees of Ohio University’s Foundation, after having served as Chairman of the Board of Trustees for Ohio University. He is a current Trustee with the Musical Arts Association of the Cleveland Orchestra, where he serves as Chairman of the Human Resource Committee and is a member of the Finance Committee. With years of experience at the Company, Mr. Wolfort brings to the Board a wealth of knowledge concerning the Company’s business operations and the competitive landscape of the metals industry.

Dirk A. Kempthorne, age 73, joined the Board in 2010. He served as the Mayor of Boise, Idaho from 1986 to 1993, a United States Senator from Idaho from 1993 to 1999 and Governor of Idaho from 1999 to 2006. He also served as the 49th Secretary of the U.S. Department of the Interior from 2006 to 2009. Mr. Kempthorne has served as the President of The Kempthorne Group, a consulting firm, since 2009 and served as the President and Chief Executive Officer of the American Council of Life Insurers, an insurance industry trade association, from 2010 to 2018. Since 2009, Mr. Kempthorne has also served on the board of directors of FMC Corporation, a global agriculture science company, and Robert Half International, Inc. With his commitment to public service and his recognized national leadership, Mr. Kempthorne provides important contributions and insights as a member of the Board, the Compensation Committee and as Chair of the Nominating and Governance Committee.

Idalene F. Kesner, age 67, joined the Board in 2018. Dr. Kesner served as Dean for Indiana University’s Kelley School of Business from 2013 to 2022.  Dr. Kesner joined the Kelley School faculty in 1995, where she also serves as the Frank P. Popoff Chair of Strategic Management.  Dr. Kesner serves on the Boards of Berry Global Group, Inc., a manufacturer of plastic packaging products and protection materials, and American Family Insurance Company.  She serves on the Board of Advisors of Lincoln Industries, a manufacturer that provides metal finishing, coatings, insulation, and tube fabrication for the motorcycle and truck industries, among others. In December 2021, Dr. Kesner joined the Board of Directors of Duke Energy, an energy utility. She previously served on the Board of Directors of Sun Life Financial, Inc., a life insurance and wealth management company.  Dr. Kesner also served on several non-profit Boards and Councils, including the Association to Advance Collegiate Schools of Business and Kelley Executive Education Foundation, Inc. Dr. Kesner’s leadership and business acumen, as well as her years of service on various corporate boards, make her a valuable asset as a member of the Board, the Nominating and Governance Committee and as Chair of the Compensation Committee.

Richard P. Stovsky, age 66, joined the Board in 2020. Mr. Stovsky retired from PricewaterhouseCoopers LLP, a professional services organization, in 2018. Mr. Stovsky joined PricewaterhouseCoopers in 1983 and held positions of increasing responsibility, and served most recently as a Vice Chairman from 2015 to 2018. Mr. Stovsky has served on the Board of Encore Capital Group, Inc., an international specialty finance company providing debt recovery solutions and other related services for consumers across a broad range of financial assets, since 2018 and has served as its Audit Committee Chair since 2019. Mr. Stovsky serves as the Audit Committee Chair and is a member of the Executive Committee of The Cleveland Museum of Art, serves as the Treasurer and as a member of the Executive Committee of The Bluecoats of Cuyahoga County, is Treasurer and a member of the executive committee of the 50 Club of Cleveland, and serves as the Audit Committee Chair and is a current Trustee of the Cleveland Orchestra and Musical Arts Association. In addition, Mr. Stovsky is a Director and Audit Committee Chair of the Cleveland Foundation. Mr. Stovsky’s extensive experience working with public company audit committees, with an understanding of the attributes of high performing audit committees and key success factors for audit committee performance, qualify him to serve as a Director of the Company.

The Board recommends a vote “FOR” Michael D. Siegal, Arthur F. Anton, Richard T. Marabito, Peter J. Scott, and

Vanessa L. Whiting, for election to the class of directors whose two-year term will expire in 2027.

CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

The Board held four regularly scheduled meetings in 2024. The Board has a standing Audit and Compliance Committee, Compensation Committee and Nominating and Governance Committee. The Audit and Compliance Committee held four meetings, the Compensation Committee held three meetings, and the Nominating and Governance Committee held one meeting in 2024. The committees receive their authority and assignments from, and report to, the Board.

Each of our Directors attended all of the regularly scheduled meetings of the Board and committees on which he or she served during 2024. In addition to holding regular Board and committee meetings, the Board members and committee members also reviewed and considered matters and documents and communicated with each other apart from the meetings. Additionally, all non-management members of the Board meet separately without members of management present at every regularly scheduled Board meeting.

The Board determines the independence of each Director and each Director nominee in accordance with the independence standards set forth in the listing requirements of the Nasdaq Stock Market, which we refer to as Nasdaq. The Board has also adopted standards for categorically immaterial relationships to assist the Board in determining the independence of each Director and Director nominee. These standards include, but are not limited to:

●

if the Director or Director nominee is, or has an immediate family member who is, a partner, principal or member (or any comparable position) of, an executive officer or employee of, any organization to which the Company made, or from which the Company received, immaterial payments for property or services in the current or any of the past three fiscal years;

●

if the Director or Director nominee, or an immediate family member of the Director nominee, serves as an officer, director or trustee of a foundation, school, charitable or other not-for-profit organization, and the Company’s discretionary charitable contributions to the organization are immaterial, in the aggregate; or

●	if the Director or Director nominee serves on the board of directors of another company at which another Company Director or executive officer also serves as a director.

A complete list and description of the categorically immaterial relationships is set forth in Appendix A to the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance Section of our website at olysteel.com/investor-relations/corporate-governance-guidelines/.

The Board has determined that Messrs. Kempthorne, Anton, Stovsky and Rippey, Dr. Kesner and Ms. Whiting are independent Directors, and that Mr. Scott is an independent Director nominee, as defined in the Nasdaq listing requirements.

Board Composition. Our Directors come from a variety of backgrounds and bring a diverse set of skills and experiences to the boardroom. In evaluating the suitability of Board candidates, the Nominating and Governance Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, expertise, diversity, length of service and other commitments.

Our Board members also have a wide variety of experiences, qualifications, and skills necessary to make them valuable members of the Board who provide significant contributions to the company. The graph below highlights some of those experiences.

Audit and Compliance Committee.    The Audit and Compliance Committee is chaired by Mr. Rippey and also consists of Messrs. Anton and Stovsky and Ms. Whiting. The Audit and Compliance Committee is responsible for monitoring and overseeing our internal controls and financial reporting processes, as well as the independent audit of our consolidated financial statements by our independent auditors. Each committee member is an “independent director” as defined in the Nasdaq listing requirements and applicable rules of the Securities and Exchange Commission, which we refer to as the SEC. Each of Messrs. Anton, Rippey and Stovsky has been designated by the Board as meeting the definition of “audit committee financial expert” under SEC rules and each satisfies the Nasdaq’s professional experience requirements. The Audit and Compliance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Audit Committee Report” below.

Compensation Committee.    The Compensation Committee is chaired by Dr. Kesner and also consists of Messrs. Anton, Kempthorne and Stovsky. Each committee member is an “independent director” as defined in the Nasdaq listing requirements. The primary purposes of the Compensation Committee are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to administer our equity-based or equity-linked compensation plans, bonus plans, supplemental executive retirement plan and deferred compensation plans after consultation with management. The Compensation Committee reviews and recommends to the Board for approval the base salary, annual bonus, long-term incentive compensation and other compensation, perquisites and special or supplemental benefits for our Executive Chairman of the Board and Chief Executive Officer. The Compensation Committee also makes recommendations concerning our employee benefit policies and has authority to administer our equity compensation plans. The Compensation Committee has the authority to hire compensation consultants and legal, accounting, financial and other advisors, as it deems necessary to carry out its duties. Management assists the Compensation Committee in its administration of the executive compensation program by recommending individual and Company goals and by providing data regarding performance. From time to time, our Compensation Committee directly engages Pearl Meyer, a strategy-driven compensation and leadership consulting advisor to boards and senior management, as an outside independent compensation consultant to advise the Compensation Committee on our compensation program. The Compensation Committee reviewed the independence of Pearl Meyer and considered and assessed all relevant factors including the six factors set forth in Rule 10c-1(b)(4)(i)-(vi) under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, that could give rise to a potential conflict of interest with respect to Pearl Meyer. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer. For additional information, see below under “Executive Compensation—Compensation Discussion and Analysis—Role of Compensation Consultant.” The Compensation Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Compensation Discussion and Analysis” and “Compensation Committee Report” below.

Nominating and Governance Committee.    The Nominating and Governance Committee is chaired by Mr. Kempthorne and also consists of Dr. Kesner, Mr. Rippey and Ms. Whiting. The Nominating and Governance Committee functions to advise and make recommendations to the Board concerning the selection of candidates as nominees for Directors, including those individuals recommended by shareholders. The Nominating and Governance Committee also has oversight responsibilities with respect to the Company’s sustainability efforts. The Nominating and Governance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Each committee member is an “independent director” as defined in the Nasdaq listing requirements. The Nominating and Governance Committee also reviews and evaluates any director nominations submitted by shareholders, including reviewing the qualifications of, and making recommendations to the Board regarding, director nominations submitted by shareholders.

CORPORATE GOVERNANCE

Shareholder Communications. Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122. Any shareholder who wishes to send a written communication to any member of the Board may do so in care of our Secretary, who will forward any communications directly to the Board or the individual Director(s) specified in the communication.

Director Nominations Process.    The Board’s process for identifying and evaluating nominees for Director consists principally of evaluating candidates who are recommended by the Nominating and Governance Committee. The Nominating and Governance Committee also may, on a periodic basis, solicit ideas for possible candidates from a number of sources, including current members of the Board, senior level executives, individuals personally known to members of the Board and employment of one or more search firms.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the suitability of the candidates, the Nominating and Governance Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, expertise, diversity, length of service and other commitments. With respect to diversity, the Nominating and Governance Committee considers diversity of experience as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Governance Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board as a whole and of committees of the Board.

The Nominating and Governance Committee will consider Director candidates recommended by shareholders if properly submitted. Shareholders wishing to suggest persons for consideration as nominees for election to the Board at the 2026 Annual Meeting may do so by providing written notice to us in care of our Secretary no later than December 28, 2025. Such recommendation must include the information required of Director nominees by our Amended and Restated Code of Regulations. Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the Nominating and Governance Committee and the Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Majority Voting Policy. On the recommendation of the Nominating and Governance Committee, the Board adopted a Policy of the Board of Directors Relating to Majority Voting, whereby, in an uncontested election of Directors, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” election, which is referred to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. In such an event, the Nominating and Governance Committee will consider the tendered resignation and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Nominating and Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate. The Board will promptly disclose (1) its decision whether to accept or reject a Director’s tendered resignation and (2) if rejected, the reasons for rejecting such tendered resignation.

Any Director who tenders his or her resignation pursuant to this policy shall not participate in the Nominating and Governance Committee’s recommendation or Board’s action regarding whether to accept or reject the tendered resignation. However, if each member of the Nominating and Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent Directors who did not receive a Majority Withheld Vote in that election to consider each tendered resignation and recommend to the Board whether to accept or reject each such tendered resignation.

Board Leadership and Risk Oversight.    Michael D. Siegal serves as the Company’s Chairman of the Board and Richard T. Marabito serves as the Company’s Chief Executive Officer.

In 2014, the Company created a Lead Director position, which is currently held by Mr. Anton. The duties of the Lead Director include, but are not limited to, the following:

●	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

●	serving as a liaison between the Chairman and the independent Directors;

●	approving information sent to the Board;

●	approving meeting agendas for the Board;

●	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

●	authority to call meetings of the independent Directors; and

●	if requested by major shareholders, ensuring that he is available for consultation and direct communication.

The Board generally oversees the Company’s risk management directly and through the Audit and Compliance Committee. The Board regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, facilities and operations. Additionally, the Audit and Compliance Committee also reviews risks relating to the Company’s financial statements and financing arrangements. The Board believes that this approach provides appropriate checks and balances against undue risk taking and that the Board’s leadership structure supports its risk oversight function.

Annual Meeting Attendance. The Board does not have a formal policy with regard to Directors’ attendance at the Annual Meeting. Last year, all Board members attended the Annual Meeting.

Shareholder Approval. Our Amended and Restated Articles of Incorporation and our Amended and Restated Code of Regulations may be amended by the affirmative vote of the holders of a majority of our outstanding shares of Common Stock. Any merger involving us or the sale of all or substantially all of our assets would require the affirmative vote of the holders of a majority of our outstanding shares of Common Stock.

Insider Trading Policy. The Company has adopted an insider trading policy applicable to its directors, officers and employees, and has implemented procedures for the Company, governing the purchase, sale and other disposition of the Company’s securities. The Company believes its insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company.

Anti-Hedging and Anti-Pledging Policy. Directors, executive officers and certain of our other employees that are subject to the pre-clearance procedures of our insider trading policy are prohibited from engaging in hedging transactions with respect to our securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director, executive officer or certain of our other employees to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.

We also prohibit our directors, executive officers and certain of our other employees that are subject to the pre-clearance procedures of our insider trading policy from holding our securities in margin accounts or otherwise pledging our securities for a loan. Additionally, we prohibit our directors, executive officers and certain of our other employees that are subject to the pre-clearance procedures of our insider trading policy from engaging in short sales of our securities and purchasing and selling put options, call options or other such derivative securities relating to our securities.

CODE OF ETHICS

We have adopted a Business Ethics Policy. The full text of the Business Ethics Policy is available through the “Investors” section of our website under the “Corporate Governance” option at www.olysteel.com. The Business Ethics Policy applies not only to our principal executive officer and principal financial and accounting officer and controller, but also to all of our employees. We intend to disclose any amendments to the Business Ethics Policy, and all waivers of the Business Ethics Policy relating to our principal executive officer, principal financial and accounting officer and controller by posting such information on our website.

SUSTAINABILITY

We have formed a Sustainability Steering Committee comprised of Company employees. The Sustainability Steering Committee is an integral part of the Environmental, Social and Governance, or ESG, process at Olympic Steel. The Sustainability Steering Committee assists the Board, specifically the Nominating and Governance Committee in fulfilling the Board’s oversight responsibilities with respect to the Company’s sustainability efforts. Additional ESG information is available through the “Investors” section of our website under the “Corporate Responsibility” option at www.olysteel.com. Information on our website, including such ESG information, is not incorporated by reference in, and does not form a part of, this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 10, 2025 (unless otherwise indicated) by each person or entity known to us to beneficially own 5% or more of our outstanding Common Stock based upon information furnished to us or derived by us from publicly available records.

Names and Addresses of Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Ownership
BlackRock, Inc.(2)	1,298,244	11.6%
50 Hudson Yards
New York, NY 10001
Michael D. Siegal	1,067,072	9.6%
22901 Millcreek Blvd., Suite 650
Highland Hills, OH 44122
Dimensional Fund Advisors LP(3)	810,638	7.3%
Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group(4)	669,270	6.0%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names.
(2)

Based on Schedule 13G/A filed with the SEC on February 7, 2025, describing ownership as of January 31, 2025, which Schedule specifies that BlackRock, Inc. has sole voting power with respect to 1,280,785 of these shares and sole investment power with respect to all of these shares.

(3)

Based on Schedule 13G/A filed with the SEC on January 23, 2025, describing ownership as of December 31, 2024, which Schedule specifies that Dimensional Fund Advisors LP has sole voting power with respect to 798,071 of these shares and sole investment power with respect to all of these shares.

(4)

Based on Schedule 13G/A filed with the SEC on February 13, 2024, describing ownership as of December 29, 2023, which Schedule specifies that The Vanguard Group has shared voting power with respect to 11,513 of these shares, sole investment power with respect to 648,992 of these shares and shared investment power with respect to 20,278 of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 10, 2025 by each of our Directors, Director nominees and each of the Executive Officers named in the summary compensation table included herein, whom we refer to as the named executive officers, and all the Directors, Director nominees and Executive Officers as a group.

Names of Beneficial Owners	Number of Shares Beneficially Owned (1)	Number of Additional Shares Subject to Certain Vested Restricted Stock Units (2)	Percentage of Ownership (2)
Michael D. Siegal	1,067,072	-	9.6%
Richard T. Marabito (3)	58,690	144,668	*
Andrew S. Greiff	19,518	80,451	*
Richard A. Manson (4)	19,293	45,330	*
Lisa K. Christen	375	2,779	*
Arthur F. Anton (5)	85,308	−	*
Dirk A. Kempthorne(6)	44,501	−	*
Idalene F. Kesner (7)	21,828	−	*
Michael G. Rippey (8)	45,719	−	*
Richard P. Stovsky (9)	14,330	−	*
Vanessa L. Whiting (10)	17,172	−	*
Peter J. Scott	−	−	*
David A. Wolfort (11)	170,354	57,171	1.5%
All Directors, Director nominees and Executive Officers as a group (13 persons) (12)	1,564,160	330,399	13.8%

*	Less than 1%
(1)

Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or restricted stock units held by that person that are currently exercisable or will become exercisable within 60 days after March 10, 2025, are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)

Represents shares not yet beneficially owned that are issuable pursuant to vested restricted stock units (a) that will not be converted until a qualified retirement, which cannot occur within 60 days, or (b) under our Supplemental Executive Retirement Plan that will not be converted until six months after a qualified retirement, or (c) under our C-suite LTIP that will be converted to shares upon vesting on December 31, 2025, December 31, 2026 or December 31, 2027. These shares have not been included for purposes of calculating each person’s percentage of beneficial ownership.

(3)	Includes 2,505 shares held in an individual retirement account for Mr. Marabito.
(4)	Includes 2,075 shares held in individual retirement accounts for Mr. Manson and his spouse.
(5)

Includes 44,626 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member. Includes 558 shares of restricted stock that will vest on December 31, 2025, and 559 shares of restricted stock that will vest on December 31, 2026.

(6)

Includes 42,826 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member. Includes 558 shares of restricted stock that will vest on December 31, 2025, and 559 shares of restricted stock that will vest on December 31, 2026.

(7)

Includes 20,153 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member. Includes 558 shares of restricted stock that will vest on December 31, 2025, and 559 shares of restricted stock that will vest on December 31, 2026.

(8)

Includes 30,244 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member. Includes 558 shares of restricted stock that will vest on December 31, 2025, and 559 shares of restricted stock that will vest on December 31, 2026.

(9)

Includes 7,655 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member. Includes 558 shares of restricted stock that will vest on December 31, 2025, and 559 shares of restricted stock that will vest on December 31, 2026.

(10)

Includes 15,497 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member. Includes 558 shares of restricted stock that will vest on December 31, 2025, and 559 shares of restricted stock that will vest on December 31, 2026.

(11)	Includes 34,953 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from the Company.
(12)

Number of Shares Beneficially Owned includes 161,001 shares issuable pursuant to restricted stock units that will be converted into shares when the individual is no longer a Board member and 34,953 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from Olympic Steel.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are a leading metals service center focused on the direct sale and value-added processing of carbon and coated sheet, plate and coil products; stainless steel sheet, plate, bar and coil; aluminum sheet, plate and coil; pipe, tube bar, valves and fittings, tin plate and metal-intensive end-use products. We provide metals processing and distribution services for a wide range of customers. We operate in three reportable segments: specialty metals flat products, carbon flat products, and tubular and pipe products. Our specialty metals flat products segment's focus is on the direct sale and distribution of processed aluminum and stainless flat-rolled sheet and coil products, flat bar products, prime tin mill products and fabricated parts. Through acquisitions, our specialty metals flat products segment has expanded its geographical footprint and enhanced its product offerings in stainless steel and aluminum plate, sheet, angles, rounds, flat bar, tube and pipe and the manufacturing and distribution of stainless steel bollards and water treatment systems. Our carbon flat products segment's focus is on the direct sale and distribution of large volumes of processed carbon and coated flat-rolled sheet, coil and plate products and fabricated parts. Through acquisitions, our carbon flat products segment has expanded its product offerings to include self-dumping metal hoppers and steel and stainless-steel dump inserts for pickup truck and service bed trucks. Through the acquisition of Metal-Fab, Inc., or Metal-Fab, on January 3, 2023, the carbon flat products segment further expanded its product offerings to include venting, micro air and clean air products for residential, commercial and industrial applications. Through the recent acquisition of Metal Works, LLC, or Metal Works, on November 11, 2024, the carbon flat products segment further expanded its product offerings to include the manufacturing of service station canopies, deck clips, long gutters, trim, boat docks and solar canopy and ground racking components. Our tubular and pipe products segment's focus is on the distribution of metal tubing, pipe, bar, valves and fittings and the fabrication of parts supplied to various industrial markets. Through the acquisition of Central Tube and Bar, or CTB, on October 2, 2023, the tubular and pipe products segment further expanded its geographic footprint and extended its value-added contract manufacturing capabilities. We also perform toll processing of customer-owned metals. We sell certain products internationally, primarily in Canada and Mexico. International sales are immaterial to our consolidated financial results and to the individual segments' results. We operate as an intermediary between metal producers and manufacturers that require processed metal for their operations. As further discussed in this section, our compensation and benefit programs are designed to reward our employees when they help us achieve business objectives.

Our compensation philosophy remains pay-for-performance based. Our annual cash incentive plan emphasizes Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the calculation of incentives for our most senior executive officers.

At our 2024 Annual Meeting, we received approximately 99% approval for our advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee considered the 2024 voting results at its meetings and remains dedicated to continuous improvement to the existing executive pay programs. As a result of its considerations, and the high level of shareholder approval, the Compensation Committee did not make any significant changes to the executive pay practices described below.

The following discussion and analysis of our 2024 executive compensation program, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Our named executive officers for fiscal year 2024 were Michael D. Siegal (Executive Chairman), Richard T. Marabito (Chief Executive Officer), Andrew S. Greiff (President and Chief Operating Officer), Richard A. Manson (Chief Financial Officer), and Lisa K. Christen (Vice President and Treasurer).

Compensation Philosophy and Objectives

The goals of our compensation program for our Chief Executive Officer and the other executive officers named in the 2024 Summary Compensation Table, whom we refer to as our named executive officers, are to support our long-term business strategy and align our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving those objectives. The Compensation Committee’s strategy for achieving these goals is to:

●

Provide each named executive officer with total compensation that is competitive compared to compensation for similarly situated executives in public and privately held metal and metal-related companies, and similar-sized non-metal companies, in order to attract, motivate and retain highly qualified executives; and

●

Reward performance under a cash incentive plan that provides the potential for a substantial reward through the payment of a significant incentive that increases as our EBITDA increases but provides reduced incentive payments during periods when EBITDA decreases. As a micro-cap stock, the Company has less shares outstanding and less ability to grant additional shares. As a result, the cash incentive has been designed to take into account that the Company cannot grant equity awards at a rate comparable to its peer group.

Role of Compensation Committee and Management

Our Compensation Committee is responsible for setting and administering the policies and plans that govern the base salaries, incentives and other compensation elements for our named executive officers.

Management assists the Compensation Committee in administering the executive compensation program by recommending individual and Company performance goals, including offering suggestions for key metrics for use in our incentive program, and by providing data regarding actual performance.

Role of Compensation Consultant

Pearl Meyer serves as our compensation consultant and its role in the executive compensation program is to compare the base salaries, annual cash incentive awards and long-term compensation of our named executive officers to the compensation paid to executives in similar positions both within and outside the metal service center industry in order to provide market “benchmarks” for the Compensation Committee to consider when evaluating and determining the compensation of our named executive officers. We don’t target a specific percentile within the peer group but instead the Compensation Committee uses the peer group data as a reference point and one factor in making its compensation decisions. In late 2022, Pearl Meyer compiled this compensation data for the group of metal and metal-related companies shown below which we utilize as our peer group for benchmarking beginning in 2023. The same peer group was used for purposes of 2024 compensation decisions.

Ryerson Holding Corp.	Masonite International Corp.	SunCoke Energy, Inc.
Worthington Industries	Griffon Corporation	Warrior Met Coal, Inc.
Mueller Industries	The Greenbier Companies, Inc.	Park-Ohio Holdings Corp.
Kaiser Aluminum Corporation	Wabash National Corporation	TimkenSteel Corporation
Schnitzer Steel Industries	The Manitowoc Company, Inc.	Gibraltar Industries
Allegheny Technologies, Inc.	Carpenter Technology Corporation	Kennametal, Inc.
Century Aluminum Company	Quanex Building Products Corporation

Compensation Allocation

Our executive compensation program consists of three primary components: base salary, annual cash incentive payouts and long-term compensation, both in the form of equity and cash incentives. We also provide our executives with the opportunity to participate in a 401(k) retirement and profit-sharing plan and a non-qualified defined contribution plan. Certain health, disability and life insurance and other customary fringe benefits also are available to our named executive officers, who participate in these fringe benefits on substantially the same basis as our other employees. Except for Ms. Christen, in 2024, each named executive officer was also party to an agreement with us that provides for certain benefits upon certain terminations in connection with a change in control, as described below under “Potential Payments upon Termination or Change in Control.”

In determining the relative allocation of these elements of compensation, the Compensation Committee seeks to provide an amount of long-term compensation, both in the form of equity and cash incentives, that is sufficient to align the interests of our executives with those of our shareholders, while also providing adequate short-term compensation, primarily in the form of cash, to attract and retain talented executives. The Compensation Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining and advising with regard to the level and composition of compensation for our Executive Chairman, Chief Executive Officer and the other named executive officers. While the Compensation Committee considers our financial and operating performance, the Compensation Committee generally does not apply any specific quantitative formula in making base salary decisions. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify — such as individual performance — and, accordingly, recognizes qualitative factors that include successful supervision of major corporate projects and demonstrated leadership ability.

The Compensation Committee believes that the elements of the executive compensation program discussed below advance our business objectives and the interests of our shareholders by attracting and retaining the executive leadership necessary for growth and motivating our executives to increase shareholder value.

Elements of Compensation

Base Salaries.    The annual base salaries of our named executive officers are based upon an evaluation of their significant contributions against established objectives as individuals and as a team, as determined by the Compensation Committee. As noted above, when establishing base salaries for our named executive officers, the Compensation Committee considers the cash compensation offered by other metal and metal-related companies, including the peer group found in “Role of Compensation Consultant” above, and obtains the recommendations of Pearl Meyer and management in order to determine the range of the base salaries. The Compensation Committee works with Mr. Marabito to determine salary levels for our other named executive officers. As discussed further in the next paragraph, the Compensation Committee reviews the base salaries of our named executive officers on an individual basis annually taking into consideration the above factors and the individual’s particular talents, skills, experience, industry knowledge, functional responsibilities and duties, and performance. The Compensation Committee does not consider whether an individual named executive officer has earned any incentive compensation in prior years in determining base salaries.

The base salaries paid to our named executive officers in 2024 were reviewed and approved by the Compensation Committee, and the amounts paid are reflected in the 2024 Summary Compensation Table. The 2024 base salaries of Messrs. Siegal and Manson and Ms. Christen remain unchanged from 2023. Mr. Marabito’s base salary increased from $735,000 to $975,000 on January 1, 2024, and Mr. Greiff’s base salary increased from $675,000 to $775,000 on April 29, 2024, based on market data provided by our compensation consultant for similar positions. Prior to 2024, base salaries for our named executive officers were reviewed periodically, rather than annually. Prior to the increase noted above, employment contracts for Mr. Marabito and Mr. Greiff resulted in no increases since 2019 and 2020, respectively. The Compensation Committee believes that the salaries of each of our named executive officers are reasonable when measured against the range of base salaries offered by other companies.

Annual Cash Incentive Compensation.    We believe that a significant portion of the compensation paid to our named executive officers should be based on our annual performance so that the executives are appropriately motivated to maximize our operating performance each year. We have established our Senior Manager Cash Incentive Plan to provide our executives, including our named executive officers, with the opportunity to earn an annual cash incentive payout. Additionally, the incentive plan has been designed to pay out a higher mix of cash compensation because the Company cannot grant equity awards at a rate comparable to its peer group as described above.

The Senior Manager Cash Incentive Plan was implemented to emphasize EBITDA, excluding the impact of any LIFO inventory adjustment. Cash incentives are only earned if EBITDA exceeds 5% of average annual accounts receivable, inventory and fixed assets, and payouts of cash incentives under the Senior Manager Cash Incentive Plan are capped at $3,000,000 per participant per year. The annual cash incentive award opportunity for each of our C-suite executives, which includes our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, is determined by dividing the individual’s base salary by the targeted EBITDA. The targeted EBITDA for 2024 was $85 million and for 2023 was $65 million. The 2024 EBITDA target was adjusted to include EBITDA from recent acquisitions. In 2023, the annual cash incentive award opportunities for each of the C-suite executives, were based on adjusted EBITDA (which excluded EBITDA generated by Metal-Fab, including acquisition related expenses). For 2024, the Compensation Committee granted an annual cash incentive award opportunity for Mr. Marabito of 1.15% of EBITDA, Mr. Greiff of 0.86% of EBITDA, Mr. Manson of 0.65% of EBITDA and Ms. Christen of 0.19% of EBITDA. In his role as Executive Chairman of the Board of Directors, Mr. Siegal did not participate in an incentive pool.

For 2024, we generated $72.3 million of EBITDA, excluding the impact of any LIFO inventory adjustments. As a result, the 2024 annual cash incentive amounts earned by each of our named executive officers were as follows: Mr. Marabito: $831,296, Mr. Greiff: $622,914, Mr. Manson: $469,863 and Ms. Christen: $137,345.

Long-Term Incentive Compensation (Equity-Based and Cash-Based).    The Compensation Committee believes that equity-based compensation awards are an appropriate means of aligning the interests of our executives with those of our shareholders by rewarding our executives based on increases in the price of our Common Stock. Like base salary and the annual cash incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s job responsibilities, performance, potential for increased responsibility and contributions, leadership ability and commitment to our strategic efforts. The timing and amount of previous awards to, and held by, each named executive officer is reviewed, but is only one factor considered by the Compensation Committee in determining the size of any equity-based award grants.

Equity-based compensation awards are granted under the Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan, which is referred to as the Incentive Plan. The Incentive Plan authorizes us to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, directors and consultants.

For more information about our Incentive Plan and awards under that plan for 2024, see the 2024 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2024 Fiscal Year-End Table and the accompanying narratives below.

Prior to 2020, under the Senior Manager Stock Incentive Plan, participants were awarded restricted stock units that convert into the right to receive shares of Common Stock upon an executive’s retirement, or earlier upon the executive’s death or disability or upon a change in control of the Company.

In January 2022, we adopted a C-Suite Long-Term Incentive Plan (the “C-suite LTIP”) that operates under the Senior Manager Stock Incentive Plan. The Company’s Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer are currently eligible for participation in the C-suite LTIP. Additional future participants may become eligible as determined by the Compensation Committee.

In each calendar year, the Committee may award eligible participants in the C-suite LTIP a long-term incentive under the Incentive Plan of both a restricted stock unit (RSU) grant and a performance stock unit (PSU) grant. Additionally, the Committee may offer a long-term cash incentive (split equally between service and performance-based portions) to supplement both the RSU and PSU grants in order to arrive at the total long-term award target. For 2024, the Committee determined that the total long-term award target was $1,100,000 for the Chief Executive Officer, $800,000 for the President and Chief Operating Officer, and $475,000 for the Chief Financial Officer. The total long-term award target was $1,100,000 for the Chief Executive Officer, $600,000 for the President and Chief Operating Officer, and $300,000 for the Chief Financial Officer in 2023. The increase in 2024 was as a result of market data provided by our compensation consultant for similar positions. The PSUs (and performance-based cash incentive) will vest if the return on net assets, calculated as EBITDA divided by Average Accounts Receivable, Inventory and Property Plant and Equipment, exceeds five percent during the three-year performance period beginning on the grant date. Each RSU award (and service-based cash incentive) vests three years after the grant date. Each vested RSU will convert into the right to receive one share of Olympic Steel common stock.

In January 2024, we granted Mr. Marabito 8,246 RSUs and 8,246 PSUs for a total target award of $1,100,000. We granted Mr. Greiff 5,997 RSUs and 5,997 PSUs for a total target award of $800,000. We granted Mr. Manson 3,000 RSUs, 3,000 PSUs, a $37,400 service-based cash award and a $37,400 performance-based cash award for a total target award for $475,000. If the return on net assets during the three-year performance period falls below five percent, no performance-based incentive will be awarded. The maximum performance-based award is achieved if return on net assets during the three-year performance period exceeds ten percent, and is capped at 150% of the grant.

In January 2022, we adopted a Senior Manager Phantom Stock Plan (the “Phantom Stock Plan”) that operates under the Senior Manager Stock Incentive Plan. Under the Phantom Stock Plan, certain senior managers are eligible to participate in the plan. The Phantom Stock Plan supersedes any previous stock incentive programs offered to the eligible participants. In 2024, eligible participants could receive an award of Phantom Stock Units (“Phantom Units”) of up to $150,000. The number of Phantom Units granted on the grant date is determined by dividing the dollar amount granted by the closing price of a share of the Company’s common stock on the grant date. Each Phantom Unit Award under this plan shall vest 3 years after the grant date. Upon vesting, the Participant will be paid in cash, an amount equal to the number of the vested Phantom Units multiplied by the closing price of a share of Olympic Steel’s common stock on the vesting date. In January 2024, we granted Ms. Christen 1,124 Phantom Units with a grant value of $75,000.

In his role as Executive Chairman of the Board of Directors, Mr. Siegal did not receive a long-term incentive grant under either the C-suite LTIP or the Phantom Stock Plan

Stock Ownership Guidelines. Effective January 1, 2022, we have established minimum stock ownership requirements for our C-suite executives. Minimum ownership requirements are five times base salary for our Chief Executive Officer and three times base salary for our President and Chief Operating Officer and Chief Financial Officer. Executives are required to meet this requirement within five years of the effective date. Future participants will be given five years from their promotion date to a C-suite position. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans and each restricted stock unit is considered a share of stock. Stock options and phantom restricted stock units are not considered for purposes of meeting the requirement. The Compensation Committee will review shareholdings on an annual basis to determine whether our Executives are meeting these requirements. As of December 31, 2024, all C-suite executives met the minimum ownership requirement.

Personal Benefits and Perquisites. Our named executive officers also are eligible to receive other benefits, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to other similarly situated executives, as determined based on the Compensation Committee’s review of information supplied by Pearl Meyer. The Compensation Committee believes these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive compensation program and are useful in attracting and retaining qualified executives. They are not tied to our performance. These benefits consist of medical, dental, disability and life insurance benefits and 401(k) and profit-sharing plan contributions, pursuant to plans that are generally available to our employees. Perquisites consist of a car allowance, cell phone allowance, reimbursement for personal tax preparation and financial services fees and payment of country club dues.

Retirement and Post-Employment Benefits. We provide certain of our executives with certain post-employment and severance benefits as summarized below and further described in “Potential Payments upon Termination or Change in Control.” The Compensation Committee believes these benefits are vital to attract and retain qualified executives. These benefits provide the executives with the opportunity to address long-term financial planning with a greater degree of certainty, and also address our interest in continuing to motivate executives in the event of corporate instability, such as a change of control or unforeseen industry changes.

We provide certain named executive officers with the opportunity to participate in our Supplemental Executive Retirement Plan, which is a non-qualified defined contribution savings plan. Under the Supplemental Executive Retirement Plan, we provide an annual contribution for each participating executive, a portion of which is based only on the participant’s continued service with us, and an additional performance-based amount that is dependent on our return on invested capital for the applicable year. Each of these contribution components is referenced as a specified percentage of the executive’s base salary and cash incentive award amount for the year.

In addition, each of the members of our senior management group, including our named executive officers, also may participate in our Executive Deferred Compensation Plan, a non-qualified voluntary contributory savings plan under which a participant may defer all or any portion of his or her annual incentive award and up to 90% of his or her base salary into one or more investment options that are the same as those available to all of our employees who participate under our 401(k) plan. Currently, none of the named executive officers participate in the Executive Deferred Compensation Plan. The Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are further described below under the “2024 Non-qualified Deferred Compensation” table.

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by a possible change in control, we entered into management retention agreements with all of our named executive officers, except Mr. Siegal and Ms. Christen, that provide for the payment and provision of certain benefits if there is a change in control of the Company and a termination of the executive’s employment with the surviving entity within a certain period after the change in control. We also have entered into agreements with Messrs. Marabito, Greiff and Manson that provide for the payment of certain severance benefits upon termination of employment other than after a change in control of the Company. These agreements help ensure that our executive’s interests remain aligned with those of our shareholders during any time when an executive’s continued employment may be in jeopardy. They also provide some level of income continuity should an executive’s employment be terminated without cause. In late 2023, we adopted an executive severance plan, which streamlined the severance protection offered to key employees. During 2024, all of our named executive officers, except Mr. Siegal and Ms. Christen became participants in the severance plan. The plan is described in further detail below under “Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with, or is not exempt from, Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. The Compensation Committee believes that deferred compensation arrangements that do not comply with Section 409A would be of significantly diminished value to our executives. Accordingly, we intend to design our future deferred compensation arrangements, and have amended our previously adopted deferred compensation arrangements, to either be exempt from, or comply with Section 409A.

Clawback Policy and Provisions. Effective November 2, 2023, in accordance with SEC and Nasdaq requirements, the Company adopted a new Compensation Recoupment Policy (the “Clawback Policy”), which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

The Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances set forth in the Clawback Policy where the Compensation Committee has made a determination that recovery would be impracticable. Operation of the mandatory accounting restatement provisions of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2024 and this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Idalene F. Kesner, Chair

Arthur F. Anton

Dirk A. Kempthorne

Richard P. Stovsky

Risk Profile of Compensation Programs.    The Compensation Committee believes that the Company’s executive compensation program has been designed to provide the appropriate level of incentives that do not encourage our executive officers to take unnecessary risks in managing our business. As discussed above, a majority of our executive officers’ compensation is performance-based, consistent with our executive compensation policy. Our Senior Manager Cash Incentive Plan is designed to reward annual financial and/or strategic performance in areas considered critical to the short- and long-term success of the Company. In addition, our Incentive Plan awards are directly aligned with long-term shareholder interests through their link to our stock price and longer-term performance periods. In combination, the Compensation Committee believes that the various elements of the Senior Manager Cash Incentive Plan and the Incentive Plan sufficiently tie our executives’ compensation opportunities to the Company’s sustained long-term performance. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2024, the following individuals served as members of the Compensation Committee: Dr. Kesner, and Messrs. Anton, Kempthorne and Stovsky. None of the members of the Compensation Committee during 2024 are (or ever were) officers or employees of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

2024 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2024, 2023 and 2022 by our Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and each of our other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(6)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael D. Siegal,	2024	500,000	-	-	-	-	-	29,826	529,826
Executive Chairman	2023	447,917	-	-	-	-	-	29,180	477,097
	2022	375,000	-	-	-	-	-	33,694	408,694
Richard T. Marabito,	2024	975,000	-	1,100,016	-	1,560,046	-	232,983	3,868,045
Chief Executive	2023	735,000	-	738,760	-	929,110	-	242,284	2,645,154
Officer	2022	735,000	-	517,000	-	1,775,469	-	404,600	3,432,069
Andrew S. Greiff,	2024	741,667	-	800,000	-	1,020,414	-	159,469	2,721,550
President & Chief	2023	675,000	-	402,960	-	840,238	-	195,060	2,113,258
Operating Officer	2022	675,000	-	282,000	-	1,605,642	-	344,062	2,906,704
Richard A. Manson,	2024	550,000	-	400,200	-	668,613	-	144,039	1,762,852
Chief Financial	2023	550,000	-	201,480	-	686,733	-	171,358	1,609,571
Officer	2022	550,000	-	141,000	-	1,312,303	-	307,229	2,310,532
Lisa K. Christen	2024	300,000	-	75,000	-	137,345	-	11,814	524,159
Treasurer	2023	300,000	-	20,000	-	182,127	-	40,408	542,535
	2022	250,000	-	20,000	-	293,339	-	35,348	598,687

(1)

The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown in this column are the grant date fair values of the stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification (ASC) Topic 718. The fair value of the stock awards is based on the stock price on the date of the grant. For additional information, including assumptions used in calculating these amounts, see Note 13 to our audited financial statements for the year ended December 31, 2024, included in our Annual Report on Form 10-K for the year ended December 31, 2024. The stock awards in 2024 include 8,246, 5,997 and 3,000 RSU awards for Messrs. Marabito, Greiff and Manson, respectively. The 2024 stock awards also include performance-based stock awards for Messrs. Marabito, Greiff and Manson, respectively, which were granted under the C-suite LTIP. The performance-based stock awards for 2024 are reported in the table above based on the probable outcome as of the grant date, which is equal to 100% of the target level. Assuming maximum performance, the value of such performance-based stock awards would be as follows: Mr. Marabito - $825,012, Mr. Greiff - $600,000, and Mr. Manson - $300,150. The 2024 stock awards include 1,124 phantom units for Ms. Christen under the Phantom Stock Plan.

(2)

The amounts for 2024 represent amounts earned by the named executive officers for 2024 under our Senior Manager Cash Incentive Plan as well as cash amounts earned by the named executive officers that were granted under the C-suite LTIP in 2022 and vested in 2024. Amounts under the Senior Manager Cash Incentive Plan for 2024 were $831,296, $622,914, $469,863, and $137,345 for Messrs. Marabito, Greiff and Manson, and Ms. Christen, respectively. Cash awards under the C-suite LTIP were $728,750, $397,500 and $198,750 for Messrs. Marabito, Greiff and Manson, respectively. The amounts for 2023 and 2022 represent amounts earned under our Senior Manager Cash Incentive Plan. Incentives earned in 2024, 2023 and 2022 were paid in their entirety in 2025, 2024 and 2023, respectively.

(3)	No above-market or preferential earnings on nonqualified deferred compensation were earned by any named executive officer.
(4)

Compensation reported in this column for 2024 includes: (1) the amount of contributions we made on behalf of our named executive officers to our 401(k) and profit-sharing plan and supplemental executive retirement plan; (2) the premiums we paid for life and disability insurance for each named executive officer; and (3) the incremental cost to us of the following perquisites: an allowance for personal tax return preparation fees, and a cell phone and an automobile allowance. The following table outlines all other compensation for 2024.

Compensation	Michael D. Siegal	Richard T. Marabito	Andrew S. Greiff	Richard A. Manson	Lisa K. Christen
Supplemental Executive Retirement Plan	$-	$190,125	$144,625	$107,250	$-
401(k) and profit-sharing	10,350	10,350	10,350	10,350	10,350
Disability insurance	1,014	1,014	1,014	1,014	1,014
Life insurance	2,472	1,980	1,980	1,290	450
Personal tax return preparation, cell phone and automobile allowance	15,990	29,514	1,500	24,135	-
Total	$29,826	$232,983	$159,469	$144,039	$11,814

2024 GRANTS OF PLAN-BASED AWARDS

The following table sets forth plan-based awards granted to our named executive officers during 2024.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Option	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(4)	($)	($)	($)
Michael D. Siegal	-	-	-	-	-	-	-	-	-	-	-
Richard T. Marabito	-	-	-	3,000,000	-	-	-	-	-	-	-
	1/1/2024	-	-	-	-	8,246	12,369	-	-	-	550,008
	1/1/2024	-	-	-	-	-	-	8,246	-	-	550,008
Andrew S. Greiff	-	-	-	3,000,000	-	-	-	-	-	-	-
	1/1/2024	-	-	-	-	5,997	8,996	-	-	-	400,000
	1/1/2024	-	-	-	-	-	-	5,997	-	-	400,000
Richard A. Manson	-	-	-	3,000,000	-	-	-	-	-	-	-
	1/1/2024	-	37,400	56,100		3,000	4,500		-	-	200,100
	1/1/2024	-	-	-	-	-	-	3,000	-	-	200,100
Lisa K. Christen	-	-	-	3,000,000	-	-	-	-	-	-	-
	1/1/2024	-	-	-	-	-	-	1,124	-	-	75,000

(1)

There are no target payout amounts under our Senior Manager Cash Incentive Plan for each of our named executive officers as the payout is based on a percentage of EBITDA. Payouts under this program are capped at $3,000,000. For 2024, Mr. Marabito earned an incentive of $831,296, Mr. Greiff earned an incentive of $622,914, Mr. Manson earned an incentive of $469,863 and Ms. Christen earned an incentive of $137,345. Cash incentives are further described in “Compensation Discussion and Analysis” above.

(2)

As part of our C-suite LTIP, $37,400 of long-term performance-based cash incentives were awarded to Mr. Manson in 2024. No cash incentives were awarded to Messrs. Marabito and Greiff under our C-suite LTIP in 2024. There are no threshold payout amounts under the C-suite LTIP as return on net assets must exceed five percent for any payments to occur. The maximum award is 150% of the grant.

(3)

As part of our C-suite LTIP, a target of 8,246, 5,997 and 3,000 of PSUs were awarded to Messrs. Marabito, Greiff and Manson, respectively in 2024. There are no threshold payout amounts under the C-suite LTIP as return on net assets over the three-year vesting period must exceed five percent for any payments to occur. The maximum award is 150% of the grant.

(4)

As part of our C-suite LTIP, a target of 8,246, 5,997 and 3,000 long-term service-based restricted stock units were awarded to Messrs. Marabito, Greiff and Manson, respectively in 2024. In addition, the column includes Ms. Christen’s award of 1,124 phantom units under our Phantom Stock Plan.

Senior Manager Cash Incentive Plan

Our named executive officers, Business Unit Presidents, Vice Presidents, General Managers, certain managers and other employees, as determined by our named executive officers, are eligible to participate in our Senior Manager Cash Incentive Plan, which was amended effective January 1, 2019. As discussed above in Compensation Discussion and Analysis, our Senior Manager Cash Incentive Plan provides for an annual cash incentive payout to participants based on our EBITDA. Annual cash incentive payouts, if any, will be paid to participants following our year-end earnings release for the year in which the amount is earned.

Eligible participants may defer amounts paid pursuant to our Senior Manager Cash Incentive Plan under our Executive Deferred Compensation Plan described in “Retirement and Post-Employment Benefits.” A participant who is not employed by us at the end of our fiscal year will forfeit the participant’s annual cash incentive award. Notwithstanding the foregoing, a participant who terminates employment with us due to death, disability or retirement is eligible for a full or pro-rata annual cash incentive award at the discretion of our Compensation Committee. Additionally, a pro-rata annual cash incentive award will be paid in the event of a change in control.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2024.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael D. Siegal	—	—	—	—	—	—	—	—	—
Richard T. Marabito	—	—	—	—	—	19,246	631,461	24,746	811,916
Andrew S. Greiff	—	—	—	—	—	27,691	908,542	14,997	492,052
Richard A. Manson	—	—	—	—	—	6,000	196,680	7,500	246,075
Lisa K. Christen	—	—	—	—	—	1,720	56,448	—	—

(1)

Subject to the terms and conditions of each individual restricted stock unit grant, 11,000 and 8,246 of the restricted stock units held by Mr. Marabito vest on December 31, 2025 and December 31, 2026, respectively; 15,694, 6,000 and 5,997 of the restricted stock units held by Mr. Greiff vest on January 1, 2025, December 31, 2025 and December 31, 2026, respectively; 3,000 and 3,000 of the restricted stock units held by Mr. Manson and 596 and 1,124 of the phantom units held by Ms. Christen vest on December 31, 2025 and December 31, 2026, respectively.

(2)	Value is based on the closing price of our Common Stock of $32.81 on December 31, 2024, as reported on the Nasdaq.
(3)

These Equity Incentive Plan Awards were granted under the C-suite LTIP. Actual payment of the awards may range from 0% to 150% depending on Company performance. The performance-based stock awards are reported at the expected payout level based on the performance of the Company and the terms of the C-suite LTIP. The PSUs will vest if the return on net assets, calculated as EBITDA divided by Average Accounts Receivable, Inventory and Property Plant and Equipment, exceeds five percent during the applicable three-year performance period. 16,500, 9,000 and 4,500 of the PSU for Messrs. Marabito, Greiff and Manson, respectively, are reported at the expected payout level of 150% during the 2023-2025 performance period. 8,246, 5,997 and 3,000 of the PSUs for Messrs. Marabito, Greiff and Manson, respectively, are reported at the expected payout level of 100% during the 2024-2026 performance period.

Incentive Plan

The Incentive Plan provides us with the authorization to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, Directors and consultants.

Restricted Share and Restricted Stock Units.

Awards under the Incentive Plan may take the form of restricted shares and restricted stock units, which involve the granting of shares to participants subject to restrictions on transferability and any other restrictions the Compensation Committee may impose. The restrictions lapse if either the holder remains employed by us for a period of time established by the Compensation Committee under the applicable award agreement or satisfies other restrictions, including performance-based restrictions, during the period of time established by the Compensation Committee. Restricted share units are similar to restricted shares except that no shares are actually awarded to the participant on the date of grant and the holder typically does not enjoy any shareholder rights (including voting) with respect to the units. Restricted share awards and restricted stock unit awards are settled in shares.

In January 2022, we adopted a C-suite LTIP that operates under the Senior Manager Stock Incentive Plan. Under the plan, the Chief Executive Officer, the President and Chief Operating Officer, and the Chief Financial Officer are eligible for participation. Additional future participants may become eligible as determined by the Compensation Committee.

In each calendar year, the Committee may award eligible participants a long-term incentive of both a restricted stock unit (RSU) grant and a performance stock unit (PSU) grant. Additionally, the Committee may offer a long-term cash incentive (split equally between service and performance-based portions) to supplement both the RSU and PSU grants in order to arrive at the total long-term award target. The total long-term award target is $1,100,000 for the Chief Executive Officer, $800,000 for the President and Chief Operating Officer, and $475,000 for the Chief Financial Officer. The PSUs will vest if the return on net assets, calculated as EBITDA divided by Average Accounts Receivable, Inventory and Property Plant and Equipment, exceed five percent. The RSUs and service-based cash incentive vests three years after the grant date. Each vested RSU will convert into the right to receive one share of Olympic Steel common stock.

2024 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael D. Siegal	-	-	-	-
Richard T. Marabito	-	-	80,322	4,392,287
Andrew S. Greiff	-	-	16,316	546,711
Richard A. Manson	-	-	8,816	1,293,866
Lisa K. Christen	-	-	1,510	55,245

(1)

Includes 11,000, 6,000 and 3,000 of RSUs and 16,500, 9,000 and 4,500 of the PSUs for Messrs. Marabito, Greiff and Manson, respectively granted under the C-suite LTIP that vested on December 31, 2024, and were converted to shares in 2025. Includes 1,316 restricted stock units held by Messrs. Marabito, Greiff, and Manson and 659 restricted stock units held by Ms. Christen that vested on July 5, 2024, and 51,506 restricted stock units held by Mr. Marabito that vested on January 1, 2024, that will be converted into shares when the individual retires from the Company. Includes 851 phantom units held by Ms. Christen that vested on December 31, 2024.

2024 PENSION BENEFITS

None of the named executive officers participate in a defined benefit pension plan sponsored by us. All named executive officers participate in the same defined contribution plan as all of our other non-union employees.

2024 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information relating to the named executive officers’ nonqualified deferred compensation.

Name		Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(3)(4)	Aggregate Withdrawals or Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(5)
Michael D. Siegal		—	—	—	—	—
Richard T. Marabito	SERP	—	169,785	(812,374)	—	4,990,376
	RSU	1,733,890	—	(776,623)	—	2,484,964
Andrew S. Greiff	SERP	—	155,925	(938,010)	—	2,088,990
	RSU	43,178	—	(512,213)	—	539,068
Richard A. Manson	SERP	—	127,050	(362,586)	—	1,566.000
	RSU	531,752	—	(122,682)	—	650,524
Lisa K. Christen	SERP	—	29,250	10,422	—	94,506
	RSU	21,622	—	(13,556)	—	34,746

(1)

Includes values associated with 52,822, 1,316, 16,207 and 659 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from the Company for Messrs. Marabito, Greiff, Manson, and Ms. Christen, respectively.

(2)

The amounts reported in this column represent Supplemental Executive Retirement Plan amounts accrued to each executive officer in the “All Other Compensation” column of the 2023 Summary Compensation Table and funded in 2024, as described in footnote (4) to the “All Other Compensation” table. Amounts accrued in 2024, but not funded until 2025, are included in the 2024 Summary Compensation Table.

(3)

No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in the “Change in Pension Value and Nonqualified Deferred Compensation on Earnings” column of the 2024 Summary Compensation Table. Please see the discussions of the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan below for a description of how earnings are calculated under each plan.

(4)

Includes 22,916, 15,114, 3,620 and 400 shares issuable pursuant to restricted stock units that will be converted into shares when the individual retires from the Company for Messrs. Marabito, Greiff, Manson, and Ms. Christen, respectively.

(5)	This column reflects the balance of all contributions and the aggregate earnings on such contributions.

Supplemental Executive Retirement Plan

On January 1, 2005, we established the Supplemental Executive Retirement Plan, which we sometimes refer to as the SERP, in order to provide unfunded deferred compensation to a select group of our executive officers and managers. Currently, certain of our named executive officers participate in the Supplemental Executive Retirement Plan.

The Supplemental Executive Retirement Plan provides for a single lump sum payment to participants of their vested account balance, as adjusted for earnings and losses prior to distribution, following a “qualified” retirement from the Company. Participants who retire from the Company after attaining the age of 62 will be entitled to receive a lump sum payment of their vested account balance six months after the date of retirement. Participants who retire from the Company after attaining the age of 55, but prior to attaining the age of 62, will be entitled to receive a lump sum payment of their vested account balance after the later of the attainment of the age of 62 or six months following the date of retirement.

Generally, benefits under the Supplemental Executive Retirement Plan vest at the end of the five-year period after the executive becomes a participant in the Supplemental Executive Retirement Plan. The benefits of all named executive offers are fully vested in the plan.

Participants’ benefits under the Supplemental Executive Retirement Plan will become fully vested upon (1) death while an employee of the Company, (2) termination of employment due to disability, (3) the effective date of any termination of the Supplemental Executive Retirement Plan or (4) the date of a change of control.

We annually allocate a deemed “base contribution” under the Supplemental Executive Retirement Plan for each participant in an amount equal to thirteen percent (13%) of a participant’s “Applied Compensation.” A participant’s “Applied Compensation” is the sum of: (1) the participant’s annual base salary; plus (2) the lesser of (a) the actual bonus earned by the participant under the Senior Manager Cash Incentive Plan in the applicable year, or (b) 50% of the participant’s annual base salary earned in the applicable year. Additionally, we annually allocate an “incentive contribution” under the Supplemental Executive Retirement Plan for each participant, based on our annual return on invested capital for the applicable year, in an amount of 0.0% to 19.6% of the participant’s Applied Compensation.

The percentage is determined in accordance with the following table:

Actual Return on Invested Capital	Percentage of Participant’s Applied Compensation
Less than 6%	0.0%
6%	0.8%
7%	1.6%
8%	2.4%
9%	3.2%
10%	4.0%
11%	6.6%
12%	9.2%
13%	11.8%
14%	14.4%
15%	17.0%
16% or Greater	19.6%

A participant’s account will be credited with earnings and losses based on the performance of investment funds selected by the participant. Account balances are credited with earnings, gains or losses based on the performance of investment options that are the same as those available to all of our employees who participate under our 401(k) plan.

Earnings under the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are based on the following underlying funds, which had the following annual returns in 2024:

Fund(1)	Annual Return
(%)
MetLife GAC 25053 CL O	2.92
Vanguard Total Bond Market Index Adm	1.24
BlackRock Total Return K	1.83
Vanguard Target Retirement Income Fund	6.58
VanVanguard Target Retirement 2020 Fund	7.75
Vanguard Target Retirement 2025 Fund	9.44
Vanguard Target Retirement 2030 Fund	10.64
Vanguard Target Retirement 2035 Fund	11.78
Vanguard Target Retirement 2040 Fund	12.88
Vanguard Target Retirement 2045 Fund	13.91
Vanguard Target Retirement 2050 Fund	14.64
Vanguard Target Retirement 2055 Fund	14.64
Vanguard Target Retirement 2060 Fund	14.63
Vanguard Target Retirement 2065 Fund	14.62
MFS Value R6 Fund	12.02
Vanguard Institutional Index I Fund	24.97
Harbor Capital Appreciation Retirement Fund	30.57
JP Morgan Mid Cap Value R6 Fund	14.41
Vanguard Extended Market Index Admiral Fund	16.91
Principal MidCap R6 Fund	20.10
American Funds EuroPacific Growth R6 Fund	5.04
Principal Small Cap Value II R6 Fund	5.02
Principal Small Cap Value I R6 Fund	13.89

(1)	These investment options are generally the same as those available to all of our employees who participate under our 401(k) plan.

From 2014 through 2019, the entire SERP contribution for all participants was deemed invested in restricted stock units. For contributions made in 2020 and thereafter, the Board will determine if any of the SERP contribution is funded with restricted stock units. None of the contributions, since 2020 were deemed to be in restricted stock units. There were no contributions to the SERP in 2021.

Executive Deferred Compensation Plan

The Olympic Steel, Inc. Executive Deferred Compensation Plan, which we refer to as the Executive Deferred Compensation Plan, is a voluntary non-qualified contributory savings plan we established, effective December 1, 2004, for the purpose of providing a tax effective deferred compensation opportunity for a select group of our management and/or highly compensated employees. Currently, there are no participants in the Executive Deferred Compensation Plan.

Participants may defer all or any portion of their annual incentive award and up to 90% of their base salary to the Executive Deferred Compensation Plan. Each Participant is eligible to designate one or more investment options that are available under our 401(k) and profit-sharing plan as the deemed investment(s) for the participant’s deferred compensation account or such other investment options determined appropriate in the sole discretion of the Board. Employee deferrals are credited with earnings, gains or losses based on the performance of investment options that are available under our 401(k) and profit-sharing plan and selected by the employee. Earnings under the Executive Deferred Compensation Plan are based on the same funds, with same annual returns for 2024, as described above with respect to the Supplemental Executive Retirement Plan. A participant’s contributions are always 100% vested, and distributions from the plan will be paid in cash in a single lump sum upon termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Plan and Retention Agreement

On November 2, 2023, the Board of Directors approved the Olympic Steel, Inc. Key Employee Severance Benefit Plan, or the Severance Plan, which became effective as of such date. The general intent behind the adoption of the Severance Plan was to streamline the severance protection offered to key employees and replace the individual employment agreements that we have with certain executive officers with participation in the Severance Plan. As of December 31, 2024, Messrs. Marabito, Greiff and Manson all participate in the Severance Plan. The benefits under the Severance Plan are substantially the same as the severance benefits previously payable under the individual employment agreements. Mr. Siegal continues to be a party to a retention agreement, which does not become operative unless we incur a change in control (as defined in the agreements). Under the retention agreement, we agreed to continue the employment of the officer for a certain period following the change in control in the same position with the same duties and responsibilities and at the same compensation level as existed prior to the change in control. If the officer’s employment is terminated without cause or by the officer for “good reason” during such period, the officer is entitled to receive a lump-sum severance payment with continuation of medical, dental, disability and life insurance benefits for two years and their severance payment is equal to 2.99 times the average of their respective last three years’ compensation.

Compensation for purposes of this calculation includes salary, cash bonus, C-suite LTIP, Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan on behalf of the officer, personal tax preparation fees, automobile allowance and country club dues, continuation of insurance coverages and long-term incentive payments. These retention agreements also provide that, in the event that any of the payments or benefits described above would constitute a “parachute payment” under Code Section 280G, the payments or benefits provided will be reduced so that no portion is subject to the excise tax imposed by Code Section 4999, but only to the extent such reduction will result in a net after tax benefit to the officer. Each of the retention agreements contains a non-competition prohibition for two years post-employment.

The table below reflects the approximate amounts that would be payable to each named executive officer under the Severance Plan or retention agreement assuming that we incurred a change in control at December 31, 2024, that the officer’s employment was terminated in a manner triggering payment of the above benefits, and that no reduction of benefits would be made in order to avoid excise taxes imposed by Code Section 4999.

	Michael D. Siegal	Richard T. Marabito	Andrew S. Greiff	Richard A. Manson
Salary	$1,318,507	$2,436,850	$2,084,695	$1,644,500
Cash Incentive Payout	-	3,524,089	3,058,564	2,460,670
Retirement Plan Contribution Amounts (1)	32,143	750,565	653,190	535,210
Personal Benefit Amount (2)	191,066	185,245	149,732	78,039
Continuation of Insurance Coverage (3)	61,349	47,769	47,769	62,314
Long-Term Equity Based Incentive Payout	-	2,660,817	1,650,679	825,539
Long-Term Cash Based Incentive Payout	-	726,321	396,175	198,088
Total	$1,603,064	$10,331,656	$8,040,804	$5,804,360

(1)

The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of Company contributions on behalf of the officer to our 401(k), profit-sharing plan and the Supplemental Executive Retirement Plan (2.99 times $10,750 for Mr. Siegal, $239,775 for Mr. Marabito, $210,208 for Mr. Greiff, and $167,750 for Mr. Manson).

(2)

The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of following personal benefits and perquisites provided to the officer: cell phone allowance and automobile allowance (all), fees for personal tax and financial planning (all) and country club dues (in the cases of Messrs. Siegal, Greiff, and Marabito).

(3)

The amounts in this row represent 2.99 times the amounts that we would pay for the continuation of medical, dental, disability and life insurance coverage for Mr. Siegal and 2 times the amounts that we would pay for the continuation of medical, dental, disability and life insurance coverage for Messrs. Marabito, Greiff and Manson.

Under our long-term equity-based incentive program, upon a change in control, each of our named executive officers would also be entitled to receive an accelerated payout for his or her restricted stock unit awards not yet vested made under our Incentive Plan prior to January 1, 2022. The value of such accelerated restricted stock units as of December 31, 2024 would be $514,920 for Mr. Greiff. The same amount would also be accelerated in the event of such executive’s death, disability or retirement at or after age 62.

With respect to awards granted under our C-suite LTIP on or after January 1, 2022, they vest on a “double trigger” basis and therefore will only vest upon a change in control in the event that either (i) a replacement award is not provided or (ii) the executive experiences a qualifying termination of employment in connection with such change in control. The value of the accelerated awards under our C-suite LTIP as of December 31, 2024 would be $1,443,378, $885,673 and $442,935 for Messrs. Marabito, Greiff and Manson, respectively. A pro rata portion of these amounts would be accelerated upon death, disability or retirement at or after age 62.

Finally, a pro rata portion of Ms. Christen’s phantom awards granted in 2024 and 2023 will vest in the event of a change in control or in the event of her death, disability or retirement at or after age 62. The value of the accelerated phantom awards as of December 31, 2024 would be $56,433. Ms. Christen does not have a retention agreement and is not entitled to any such payments other than those in respect of her equity awards (including her phantom awards) as described above.

Employment Agreements

The Severance Plan discussed above replaced the employment agreements previously in effect during 2024 for Messrs. Marabito, Greiff and Manson. In addition to potential payments due to change in control, the Severance Plan also covers potential payments due to death or disability or involuntary terminations without cause. The Severance Plan contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. In connection with the termination of the formal employment agreements and commencement of participation in the Severance Plan, the Company entered into employment continuation letters with Messrs. Marabito, Greiff and Manson effective January 1, 2024, December 18, 2024, and December 18, 2024, respectively.

Under the employment continuation letters, Mr. Marabito will serve as our Chief Executive Officer, be nominated to the Board and receive a base salary of $975,000, Mr. Greiff will serve as our President & Chief Operating Officer and receive a base salary of $775,000, and Mr. Manson will serve as our Chief Financial Officer and receive a base salary of $550,000. The base salaries may be adjusted at the sole discretion of the Board or any authorized committee thereof from time to time. In addition, Messrs. Marabito, Greiff and Manson are eligible to receive an annual performance bonus in such amount and based on the Company’s performance against specific target levels as determined by the Board or any duly authorized committee thereof and participate in any long term incentive plan of the Company maintained by it from time to time, as well as participate in all welfare and benefit plans maintained or established by the Company for its senior executives.

If Messrs. Marabito, Greiff or Manson’s employment were to be terminated without cause, they would continue to receive their base salary, annual bonus and any other benefits applicable to them under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, during the period ending on the earlier of a breach of the non-competition, non-solicitation or confidentiality clause or twenty-four months from the date of termination of employment. An estimate of these amounts payable upon a termination without cause for each officer are set forth below.

	Richard T. Marabito	Andrew S. Greiff	Richard A. Manson
Salary	$1,950,000	$1,483,333	$1,100,000
Cash Incentive Payout	1,662,592	1,245,828	939,726
Retirement Plan Contribution	400,950	309,950	235,200
Continuation of Insurance Coverage	47,769	47,769	62,314
Long-term Equity Based Incentive Payment	2,200,032	1,600,000	800,400
Long-term Cash Based Incentive Payment	1,457,500	795,000	397,500
Personal tax return preperation, country club dues, cellphone allowance and automobile allowance	141,227	92,255	54,310
Total	$7,860,070	$5,574,135	$3,589,450

If the officer’s employment was terminated due to death, the estates would continue to receive the base salary for one year thereafter. If the officer’s employment was terminated due to death or disability, the spouse and any minor children would be eligible to continue to participate in our health insurance programs for one year thereafter.

If Mr. Marabito’s employment had been terminated due to death or disability as of December 31, 2024, he or his estate would be entitled to receive $975,000 in respect of his base salary and $20,890 in premiums under our medical and dental insurance programs. If Mr. Greiff’s employment had been terminated due to death or disability as of December 31, 2024, he or his estate would be entitled to receive $741,667 in respect of his base salary and $20,890 in premiums under our medical and dental insurance programs. If Mr. Manson’s employment had been terminated due to death or disability as of December 31, 2024, he or his estate would be entitled to receive $550,000 in respect of his base salary and $28,853 in premiums under our medical and dental insurance programs.

Retirement Plans

Our executive officers are eligible to participate in our Supplemental Executive Retirement Plan and each of our named executive officers is eligible to participate in our Executive Deferred Compensation Plan. The aggregate account balance of each named executive officer under the SERP and a description of the amounts payable to each such executive upon retirement from their employment with us under each of these plans are provided in the following 2024 Nonqualified Deferred Compensation Table.

CEO Pay Ratio

For the 2024 fiscal year, the ratio of the total annual compensation of Richard T. Marabito, our CEO, to the median of the annual compensation of all of our employees other than the CEO was 59:1. The total compensation for our median employee in 2024 was $65,382. CEO total compensation in 2024, as detailed in the 2024 Summary Compensation Table, was $3,868,045. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. As permitted by SEC rules, we used the same median employee identified in 2023, as there have been no changes in our employee population or employee compensation arrangements in 2024 that we believe would significantly impact the pay ratio disclosure. For purposes of this disclosure, the date used to identify the employee who received such median compensation (the “median employee”) was December 31, 2023. As of this date, the Company had 2,167 active employees (not including the CEO) in only one country – the United States. To determine the median employee, the Company adopted the following methodology:

●

The Company calculated total compensation in 2023 for each active employee as of December 31, 2023 by determining annual base salary (or wages plus overtime) and annualized compensation for employees (full-time or part-time) who commenced work during 2023;

●	The Company added bonuses/incentives, employer 401(k) match and the value of life insurance coverage; and

●	The Company did not exclude any employees.

PAY VERSUS PERFORMANCE

			Average Summary	Average	Value ot Initial Fixed $100 Investment Based On:			Company Selected Measure
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Compensation Table Total for Non-PEO Named Executive Officers	Compensation Actually Paid to Non-PEO Named Executive Officers	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (in thousands)	EBITDA (in thousands)
(a)	($)(b)	($)(c)(1)(2)	($)(d)	($)(e)(1)(2)	($)(f)(3)	($)(g)(3)	($)(h)	($)(i)
2024	3,868,045	(344,956)	1,384,597	549,298	191	227	22,980	72,287
2023	2,645,154	6,428,133	1,185,615	1,895,028	384	245	44,529	95,856
2022	3,432,069	4,379,251	1,556,154	1,728,265	192	179	90,931	153,485
2021	3,607,608	4,159,676	1,609,146	1,732,948	132	150	121,051	214,632
2020	898,789	649,625	549,256	423,072	75	107	(5,595)	18,546

(1)

Richard T. Marabito served as our principal executive officer (“PEO”) for the full year of each of 2024, 2023, 2022, 2021 and 2020. Our non-PEO named executive officers (“NEOs”) included Michael D. Siegal, Andrew S. Greiff, Richard A. Manson and Lisa K. Christen for the full year of each of 2024, 2023, 2022, 2021 and 2020.

(2)

For 2024 the values included in the column for the compensation actually paid to our PEO and the average compensation actually paid to our Non-PEO NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

Richard T. Marabito		2024

Summary Compensation Table Total for PEO (column (b))		$3,868,045
-	aggregate change in actuarial present value of pension benefits	-
+	service cost of pension benefits	-
+	prior service cost of pension benefits	-
-	SCT "Stock Awards" column value	(1,100,016)
-	SCT "Option Awards" column value	-
+	year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	541,103
+/-	year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(931,975)
+	vesting date fair value of equity awards granted and vested in the covered year	-
+/-	year-over-year change in fair value of equity awards granted in prior years that vested in the covered year-end	(2,722,112)
-	fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	-
+	dollar value of dividends/earnings paid on equity awards in the covered year	-
Compensation Actually Paid to PEO (column (c))		$(344,956)

Non PEO Named Executive Officers		2024

Summary Compensation Table Total for Non PEO NEOs (column (d))		$1,384,597
-	aggregate change in actuarial present value of pension benefits	-
+	service cost of pension benefits	-
+	prior service cost of pension benefits	-
-	SCT "Stock Awards" column value	(318,800)
-	SCT "Option Awards" column value	-
+	year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	156,819
+/-	year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	(328,648)
+	vesting date fair value of equity awards granted and vested in the covered year	-
+/-	year-over-year change in fair value of equity awards granted in prior years that vested in the covered year-end	(344,670)
-	fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	-
+	dollar value of dividends/earnings paid on equity awards in the covered year	-
Compensation Actually Paid to Non PEO NEOs (column (e))		$549,298

(3)

For each of 2024, 2023, 2022, 2021 and 2020, total shareholder return for the Company and the peer group was calculated as the cumulative total shareholder return based on a deemed fixed investment of $100 at market close on December 31, 2019. The cumulative total shareholder return includes the cumulative amount of dividends for the period from December 31, 2019 through and including the last day of the covered fiscal year (the “Measurement Period”), assuming dividend reinvestment. For purposes of this pay versus performance disclosure, our peer group in 2024 consists of the following entities, which we use as our peer group for purposes of the performance graph in the annual report: Friedman Industries (FRD), Russel Metals, Inc. (RUSMF), Reliance Steel & Aluminum Co. (RS) Ryerson Holding Corp. (RYI), and Kloeckner & Co SE (KCOGN.DE) (the “Peer Group”). For purposes of calculating the Peer Group total shareholder return, the returns of each component issuer of the group were weighted according to the respective issuers’ stock market capitalization at the beginning of the measurement period. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from the bottom to top for purposes of understanding cumulative returns over time.

(4)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (computed without respect to any Last-In-First-Out (“LIFO”) inventory adjustments) is used to calculate the incentives for our most senior executive officers.

Pay Versus Performance Relationship Descriptions

The following graphs provide descriptions of the relationships between certain figures included in the Pay Versus Performance table for each of 2024, 2023, 2022, 2021 and 2020, including: (a) a comparison between our cumulative total shareholder return and the cumulative total shareholder return of our Peer Group; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs and (ii) each of the performance measures set forth in columns (f), (h), (i) and (j) of the Pay Versus Performance table. For more information on how our compensation is designed to link pay and performance, see the “Compensation Discussion and Analysis” section.

(a)

During 2020, the COVID-19 pandemic caused a significant reduction in the Company’s EBITDA. Under the terms of the Senior Manager Cash Incentive Plan, the named executive officers would not have received a payment under the Senior Manager Cash Incentive Plan in 2020, as the Company’s EBITDA did not exceed 5% of average accounts receivable, inventory and fixed assets. Recognizing the extraordinary efforts of the named executive officers during the COVID-19 pandemic, and their willingness to forego salary and participation in certain benefit plans during 2020, and to encourage EBITDA generation during the second half of 2020, the Board modified the terms of the Senior Manager Cash Incentive Plan for named executive officers, for 2020 only. The modification provided for the prorated calculation of incentives based on the EBITDA generated from July 1, 2020 through December 31, 2020. On an annualized basis, the EBITDA earned during the second half of 2020 exceeded 5% of the average accounts receivable, inventory and fixed assets.

The following table lists all of the financial performance measures that we use to link the compensation actually paid to our NEOs for fiscal 2024 to Company performance:

EBITDA (1)

(1)	EBITDA is computed as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) (computed without respect to any Last-In-First-Out (“LIFO”) inventory adjustments.

2024 DIRECTOR COMPENSATION

The following table summarizes compensation paid to our Directors (other than our NEOs) in 2024:

Name	Fees and Salary Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Arthur F. Anton	145,000	110,000	—	—	—	—	255,000
Dirk A. Kempthorne	125,000	110,000	—	—	—	—	235,000
Idalene F. Kesner	130,000	110,000	—	—	—	—	240,000
Michael G. Rippey	135,000	110,000	—	—	—	—	245,000
Richard P. Stovsky	110,000	110,000	—	—	—	—	220,000
Vanessa L. Whiting	110,000	110,000	—	—	—	—	220,000
David A. Wolfort	360,000	—	—	303,604	—	21,349	684,953

(1)

The amounts shown do not reflect compensation actually received by the non-employee Director. The amounts shown in this column are the grant date fair values for these restricted stock awards calculated in accordance with ASC Topic 718. The fair value is determined on the closing price of our Common Stock on the grant date. One-third of the restricted stock vest on each December 31, 2024, December 31, 2025 and December 31, 2026. The grantee will not be entitled to vote or receive dividends on the restricted stock until they vest.

(2)	The non-employee Directors had no option awards outstanding as of December 31, 2024.
(3)	Represents amount earned by the director employee under our Senior Manager Cash Incentive Plan.
(4)

Compensation reported in this column for 2024 for Mr. Wolfort includes: (1) the amount of contributions we made to our 401(k) and profit-sharing plan; (2) the premiums we paid for life and disability insurance; and (3) the incremental cost to us of the following perquisites: personal tax return preparation fees, and cell phone and automobile allowances.

During 2024, each Director who was not one of our employees received a $27,500 quarterly cash retainer and reimbursement for out-of-pocket expenses incurred in connection with attending board meetings. The Audit and Compliance Committee Chair received an additional $6,250 per quarter, the Chair of the Compensation Committee received an additional $5,000 per quarter, the Chair of the Nominating and Governance Committee received an additional $3,750 per quarter and the Lead Director received an additional $8,750 per quarter. Directors who are also our employees receive no additional remuneration for serving as Directors.

Each non-employee Director, within five years of joining the Board, is required to own Common Stock with a value equal to five times the annual cash retainer.  Actual shares owned and restricted stock units that vest upon the Director’s retirement from the Board are counted toward the ownership requirement. The Compensation Committee reviews shareholdings on an annual basis to determine whether non-management directors are meeting these requirements. As of December 31, 2024, all non-management directors had met the guidelines.

The Compensation Committee approved the grant of 1,675 time-based restricted stock to each non-employee Director then serving, effective March 12, 2024. Subject to the terms of the Incentive Plan and the restricted stock agreement executed by each non-employee Director, one-third of the restricted stock vest on each of December 31, 2024, December 31, 2025 and December 31, 2026. The grantee will not be entitled to vote or receive dividends on the restricted stock until they vest.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024, regarding shares outstanding and available for issuance under the Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	697,943	$—	299,802
Equity compensation plans not approved by security holders	—	—	—
Totals	697,943	$—	299,802

RELATED PARTY TRANSACTIONS

We have adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which we are a participant and in which a Director, Director nominee, executive officer or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by our Audit and Compliance Committee. Following review, our Audit and Compliance Committee determines to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to us than those available with other unaffiliated parties and the extent of the related person’s interest in the transaction. The Chair of our Audit and Compliance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $500,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to our executive officers and Directors; other companies or charitable organizations where the amounts involved do not exceed $500,000 or 2% of the organization’s total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.

Michael D. Siegal, our Executive Chairman, holds a 50% ownership in the partnership that owns a warehouse in Cleveland, Ohio that the Company has leased since 1956. The warehouse is currently leased through December 31, 2028, with three five-year renewal options, at a monthly rent of $18,743.

Zachary Siegal, President - Manufactured Metals Products, is the son of Michael D. Siegal. Andrew Wolfort, Vice President – Specialty Metals, is the son of David A. Wolfort, our Board Member. As employees of Olympic Steel, these individuals are compensated in a manner that is appropriate for their responsibilities and experience.

With respect to 2024, Zachary Siegal was paid a base salary of $509,375, earned incentive compensation under the Senior Manager Cash Incentive Plan of $503,845 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers and other Senior Managers in similar positions, including participation in the Senior Manager Stock Incentive Plan, and such perquisites as cell phone and car allowances and country club membership.

With respect to 2024, Andrew Wolfort was paid a base salary of $400,000, earned incentive compensation under the Senior Manager Cash Incentive Plan of $420,182 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers and other Senior Managers in similar positions, including participation in the Senior Manager Stock Incentive Plan, and such perquisites as cell phone and car allowances and country club membership.

The relationships described above has been reviewed and ratified in accordance with our policy for review of transactions with related persons.

AUDIT COMMITTEE REPORT

The purpose of the Audit and Compliance Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit and Compliance Committee charter describes in greater detail the full responsibilities of the committee and is available through the “Investors” section of our website at www.olysteel.com. The Audit and Compliance Committee is comprised solely of independent Directors as defined by the listing standards of the Nasdaq and by Rule 10A-3 under the Exchange Act.

The Audit and Compliance Committee has reviewed and discussed our consolidated financial statements with management and Grant Thornton, our independent auditors for 2024. Management is responsible for our financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. The Audit and Compliance Committee monitors and oversees these processes on behalf of the Board.

Management continued to review and enhance the internal control evaluation process and the Audit and Compliance Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management. In connection with this oversight, the Audit and Compliance Committee received periodic updates provided by management and Grant Thornton at each regularly scheduled Audit and Compliance Committee meeting. These updates occurred at least quarterly. The Audit and Compliance Committee also held regular private sessions with Grant Thornton to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provided the Audit and Compliance Committee with a report on the effectiveness of our internal control over financial reporting, which was reviewed by the Committee. The Audit and Compliance Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC, as well as Grant Thornton’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its integrated audit of our fiscal 2024 consolidated financial statements and the effectiveness of internal control over financial reporting.

As part of fulfilling its responsibilities, the Audit and Compliance Committee reviewed and discussed the audited consolidated financial statements for 2024 with management and discussed with our independent auditors those matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit and Compliance Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit and Compliance Committee concerning independence and has discussed with Grant Thornton its independence. The Audit and Compliance Committee also monitored the services provided by the independent auditors, pre-approved all audit-related services, discussed with Grant Thornton the effect of the non-audit services performed on auditor independence, and concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in conducting its auditing functions.

Based upon the Audit and Compliance Committee’s review of the audited consolidated financial statements and its discussions with management and Grant Thornton, the Audit and Compliance Committee recommended that the Board include our audited consolidated financial statements for the fiscal year ended December 31, 2024 in our Annual Report on Form 10-K filed with the SEC.

This report is submitted on behalf of the members of the Audit and Compliance Committee:

Michael G. Rippey, Chair

Arthur F. Anton

Richard P. Stovsky

Vanessa L. Whiting

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has selected Grant Thornton, an independent registered public accounting firm, as its independent auditors for 2025. The decision to select Grant Thornton was made by the Audit and Compliance Committee. A representative of Grant Thornton is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement if desired and to respond to appropriate questions regarding Grant Thornton’s examination of our consolidated financial statements and records for the year ended December 31, 2024.

Audit Fees. Aggregate fees for professional services rendered by Grant Thornton for the audit of our annual financial statements and for its review of the financial statements included in our Forms 10-Q, were $970,752 and $958,050 for 2024 and 2023, respectively. Services performed in 2024 and 2023 include the audit of our annual financial statements, the internal control attestations required under the Sarbanes-Oxley Act, and the quarterly reviews of the financial statements included in our Forms 10-Q.

Audit-Related Fees. Aggregate fees for assurance and related services by Grant Thornton that were reasonably related to the performance of the audit or review of our financial statements and which were not reported under “Audit Fees” above were $0 in 2024 and $0 in 2023.

Tax Fees.    Aggregate fees for federal and state tax services rendered by Grant Thornton for certain transfer pricing services were $5,750 and $13,773 in 2024 and 2023, respectively.

All Other Fees.    There were no other fees paid to Grant Thornton in 2024 or 2023.

Pre-Approval Policy.    All services listed above were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by Grant Thornton, was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Compliance Committee Charter provides for pre-approval by the Audit and Compliance Committee of non-audit services provided by the independent registered public accounting firm.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF

THE COMPANY’S INDEPENDENT AUDITORS

Shareholder ratification of the selection of Grant Thornton as the Company’s independent auditors is not required by the Company’s Amended and Restated Code of Regulations or otherwise. However, the Board is submitting the selection of Grant Thornton to the shareholders for ratification. If the shareholders do not ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain the firm. In such event, the Audit and Compliance Committee may retain Grant Thornton, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without resubmitting the matter to the shareholders. Even if the selection is ratified, the Audit and Compliance Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

The proposal regarding the ratification of Grant Thornton as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock having voting power present in person or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal. Proposal Two is a routine matter and a broker or other financial institution that holds your shares in its name may vote your shares with respect to this proposal if you do not provide it with voting instructions. Accordingly, there should be no broker non-votes with respect to this proposal. As an advisory vote, the ratification of Grant Thornton as our independent registered public accounting firm is not binding on the Company.

The Board recommends a vote “FOR” the ratification of the selection of Grant Thornton as the Company’s independent auditors for the year ending December 31, 2025.

PROPOSAL THREE

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A(a)(1) under the Exchange Act, shareholders are entitled to an advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. We are currently conducting say-on-pay votes every year, and expect to hold the next say-on-pay vote in connection with our 2026 Annual Meeting, subject to the outcome of the vote on Proposal Three. Our shareholders supported the annual frequency of our say-on-pay vote as their preference based on the results of the advisory say-on-pay frequency vote held at our 2023 Annual Meeting.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving such objectives.

Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, the shareholder vote on named executive officer compensation is not binding on the Company or the Board. Although the shareholder vote on executive compensation is not binding on the Company, the Board and the Compensation Committee will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

The proposal regarding the resolution approving named executive officer compensation requires the affirmative vote of a majority of the holders of the shares of Common Stock having voting power present or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal, but broker non-votes will have no impact on the outcome of this proposal.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation

Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Information on our website is not incorporated by reference in and does not form a part of this proxy statement.

OTHER MATTERS

The Board of the Company is not aware of any matter other than listed in the Notice of Meeting that is to be presented for action at the meeting. If any of the Board’s nominees is unavailable for election as a Director or for good cause will not serve, or if any other matter should properly come before the meeting or any adjournments thereof, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

SHAREHOLDER PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2026 Annual Meeting of Shareholders is November 28, 2025.

Shareholder nominations of a person for possible election as a Director for our 2026 Annual Meeting of Shareholders must be received by the Company not later than December 28, 2025, and must be in compliance with applicable laws and regulations and the requirements set forth in our Amended and Restated Code of Regulations.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board may recommend at our 2026 Annual Meeting of Shareholders if a shareholder raises a proposal which is not to be included in our proxy materials for such meeting and we do not receive proper notice of such proposal at our principal executive offices by December 28, 2025. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under applicable law, an appropriate subject for shareholder action in order to be brought before the meeting.

In addition to satisfying the requirements under our Amended and Restated Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company at our principal executive offices no later than 60 calendar days prior to the first anniversary date of the Annual Meeting (for the 2026 Annual Meeting of Shareholders, March 2, 2026). If the date of the next annual meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then such notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made.

Any such proposals should be sent in care of the Corporate Secretary at our principal executive offices.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2024 including our consolidated financial statements and the report thereon of Grant Thornton, is being mailed to shareholders with the Notice of the Annual Meeting and Proxy Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

To the extent we deliver paper copies of our Annual Report, Notice of Annual Meeting or Proxy Statement, as applicable, the SEC rules allow us to deliver a single copy of such proxy materials to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of our Annual Report, Notice of Annual Meeting or Proxy Statement to any shareholder residing at the same address as another shareholder and currently receiving only one copy of such proxy materials who wishes to receive his or her own copy. Similarly, multiple shareholders residing at the same residence that are currently receiving separate copies of our Annual Report, Notice of Annual Meeting or Proxy Statement may request that a single copy of such proxy materials be delivered. Requests should be directed to our Corporate Secretary by phone at (216) 292-3800 or by mail to Olympic Steel, Inc., 22901 Millcreek Boulevard, Suite 650, Highland Hills, Ohio 44122.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2025

This Proxy Statement is available free of charge on the “Investors” section of our website through the “Proxy Statements” link at the following cookie-free site (olysteel.com/investor-relations/proxy-statements/). Our Annual Report for the year ended December 31, 2024 is available free of charge on the “Investors” section of our website through the “Annual Reports” link and at the following cookie-free site (olysteel.com/annual-reports/).

By Order of the Board of Directors
/s/ Christopher M. Kelly
Christopher M. Kelly
Secretary
March 28, 2025

OLYMPIC STEEL VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to www.investorvote.com/ZEUS or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/ZEUS

Using a black ink pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR all the nominees in Proposal 1, and FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Michael D. Siegal	☐	☐	☐	02 - Arthur F. Anton	☐	☐	☐	03 - Richard T. Marabito	☐	☐	☐
04 - Peter J. Scott	☐	☐	☐	05 - Vanessa L. Whiting	☐	☐	☐				

	For	Against	Abstain
2. Ratification of the selection of Grant Thornton LLP as Olympic Steel, Inc.'s independent auditors for the year ending December 31, 2025.	☐	☐	☐
3. Approval, on an advisory basis, of Olympic Steel, Inc.'s named executive officer compensation.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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The 2025 Annual Meeting of Shareholders of Olympic Steel, Inc. will be held on Friday, May 2, 2025, 11:00 A.M. EST, virtually via webcast, at meetnow.global/MPWVZU9.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ZEUS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — OLYMPIC STEEL, INC.

This Proxy is Solicited by the Board of Directors

At the Annual Meeting of Shareholders of OLYMPIC STEEL, INC. to be held on May 2, 2025, and at any adjournment, MICHAEL D. SIEGAL and RICHARD T. MARABITO, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, the receipt of which is acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign, date and return this proxy card. Unless otherwise specified on the reverse side, this proxy will be voted FOR the election as Directors of all the nominees under Proposal 1, and FOR Proposals 2 and 3. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and in their best judgement on any other matters that may properly come before the Annual Meeting and any adjournments thereof.

PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

(Continued and to be signed on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.